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                                                                    Exhibit-10.1

                          HARRAH'S ENTERTAINMENT, INC.

                         SENIOR EXECUTIVE INCENTIVE PLAN

1.       PURPOSE

         1.1 This plan is an amendment and restatement of the Key Executive Officer Incentive Plan originally adopted and approved in 1995. It is renamed the Senior Executive Incentive Plan (the "Incentive Plan"). It is intended to provide an incentive for superior work and to motivate eligible executives of Harrah's Entertainment, Inc. (the "Company") toward even higher achievement and business results, to tie their goals and interest to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of covered executives (as defined below). It is designed to ensure the bonuses paid under the Plan to covered executives are deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and interpretations promulgated thereunder.

2.       COVERED EXECUTIVES

         2.1 From time to time, the Bonus Committee (as described below) may select certain key executives who are or who at some future date may be "covered employees" as defined in Section 162(m)(3) of the Code (the "covered executives") to be eligible to receive bonuses hereunder. A person's status as a covered executive for a plan year may be cancelled by the Bonus Committee if the person is not a "covered employee" (as defined by regulations under Code Section 162(m)) on the last day of the plan year.

3.       THE BONUS COMMITTEE

         3.1 The "Bonus Committee" shall be appointed by the Company's Board of Directors (the "Board") and shall consist of at least two members of the Board. The members of the Bonus Committee shall qualify as "outside directors" under
Section 162(m) of the Code. The Bonus Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan pursuant to the requirements of Section 162(m).


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4.       BONUS DETERMINATIONS

         4.1 A covered executive may receive a bonus payment under the Incentive Plan for a plan year based upon the attainment of performance objectives which are established by the Bonus Committee and relate to one or more of the following corporate business criteria (the "Performance Goals"): the Company's pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, market share, funds from operations, appreciation in the fair market value of the Company's stock, cost reductions or savings, or earnings before any one or more of the following items: interest, taxes, depreciation, amortization or extraordinary items.

         4.2 Any bonuses paid to covered executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more objective performance objectives relating to the Performance Goals. Bonus formulas for covered executives shall be adopted in each performance period by the Bonus Committee no later than the latest time permitted by Section 162(m) of the Code (for performance periods of one year, no later than 90 days after the commencement of the plan year). No bonuses will be paid to covered executives unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the performance objectives as required by Section 162(m) of the Code. Although the Bonus Committee may in its sole discretion reduce a bonus payable to a covered executive pursuant to the applicable bonus formula, the Bonus Committee shall have no discretion to increase the amount of a covered executive's bonus as determined under the applicable bonus formula.

         4.3 The maximum bonus payable to a covered executive under the Incentive Plan shall not exceed $5,000,000 with respect to any plan year. Bonuses will be payable by March 15 of the year following the plan year.

         4.4 The payment of a bonus to a covered executive with respect to a performance period shall be conditioned upon the covered executive's employment by the Company on the last day of the performance period, provided, however, the Bonus Committee may make exceptions to this requirement, in its sole discretion, in the case of a covered executive's retirement, death or disability.


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5.       AMENDMENT AND TERMINATION

         5.1 The Bonus Committee reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion. Any amendments to the Incentive Plan shall require stockholder approval only to the extent required by
Section 162(m) of the Code.

6.       STOCKHOLDER APPROVAL

         6.1 No bonuses shall be paid under the Incentive Plan unless and until the Company's stockholders have approved the Incentive Plan and the Performance Goals as required by Section 162(m) of the Code. So long as the Incentive Plan shall not have been previously terminated by the Company, it shall be resubmitted for approval by the Company's stockholders in the fifth year after it shall have first been approved by the Company's stockholders, and every fifth year thereafter. In addition, the Incentive Plan shall be resubmitted to the Company's stockholders for approval as required by Section 162(m) of the Code if it is amended in any way which changes the material terms of the Plan's Performance Goals, including by materially modifying the Performance Goals, increasing the maximum bonus payable under the Incentive Plan or changing the Plan's eligibility requirements.

7.       LEGAL REQUIREMENTS

         7.1 The Incentive Plan is intended to comply with Section 162(m) of the Code, as amended from time to time, and any required provisions of Section 162(m) and the regulations thereunder shall govern the Incentive Plan.